Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
AXS-One, Inc.:

We consent to the use in this joint Registration Statement on Form S-4 of our report dated April 13, 2009 with respect to our audit of the consolidated financial statements of AXS-One, Inc. and Subsidiaries for the year ended December 31, 2008 and to the reference to our firm under the heading “Experts” in the joint Prospectus.

The following explanatory paragraph was included in our report dated April 13, 2009:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered losses from operations and incurred a working capital deficiency. These facts, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
April 27, 2009